Exhibit 5.1

[Calfee, Halter & Griswold LLP Letterhead]

July 25, 2016

Fairmount Santrol Holdings Inc.

8834 Mayfield Road

Chesterland, Ohio 44026

We have acted as counsel for Fairmount Santrol Holdings Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 28,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 (File No. 333-212360) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 30, 2016 and declared effective by the Commission on July 14, 2016, the related prospectus included in the Registration Statement dated July 14, 2016 (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated July 20, 2016, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares are to be sold and issued pursuant to an Underwriting Agreement, dated July 20, 2016 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, acting as representative of the several underwriters named therein (the “Underwriters”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the Shares, when sold and issued to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America, the Delaware General Corporation Law, and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

Fairmount Santrol Holdings Inc.

July 25, 2016

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and to the references to our firm under the captions “Validity of Securities” and “Legal Matters” in the Prospectus. Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP